Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

Hudson Global, Inc.

Old Greenwich, Connecticut

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 14, 2025, relating to the consolidated financial statements of Hudson Global, Inc. (the “Company”) appearing in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

August 21, 2025